Exhibit 99.2

ITW Enters Into Agreement to Sell its Finishing Businesses to Graco Inc.

GLENVIEW, ILLINOIS—April 14, 2011—Illinois Tool Works Inc. (NYSE: ITW) today announced that it has entered into a definitive agreement to sell its finishing group of businesses to Graco Inc. in a $650 million cash transaction.  The sale is not expected to be completed until June 2011 at the earliest to accommodate regulatory reviews.

ITW’s finishing equipment businesses consist of paint spray systems and technologies for a variety of industrial end markets and applications around the world. Key businesses include Gema, Ransburg, DeVilbiss, BGK and Binks. These businesses are leaders in wet industrial finishing as well as powder paint equipment and drying technologies. The finishing businesses revenues were $305 million in 2010.  The Company intends to utilize after-tax proceeds from the sale to repurchase shares as part of its share repurchase program.

“ITW’s finishing businesses offer a variety of premium worldwide brands which collectively represent a very valuable asset,” said David B. Speer, chairman and chief executive officer. “We believe the sale of these assets to an industry leader like Graco presents our finishing businesses with an excellent opportunity to optimize their long-term growth and profitability.”

Founded in 1926, Graco (NYSE: GGG) is a world leader in fluid handling systems and components. Graco products move, measure, control, dispense and apply a wide range of fluids and viscous materials used in vehicle lubrication, commercial and industrial settings. Graco’s revenues totaled $744 million in 2010.

With nearly 100 years of history, Illinois Tool Works Inc. is a Fortune 200 global diversified industrial manufacturer. The Company’s value-added consumables, equipment and service businesses serve customers in developed as well as emerging markets around the globe. ITW’s key business platforms, including welding, automotive OEM, industrial packaging, food equipment, construction, polymers and fluids, test and measurement, electronics, decorative surfaces and automotive aftermarket, employ more than 60,000 people worldwide. ITW’s revenues totaled $15.9 billion in 2010, with more than half of these revenues generated outside of the United States.

Contact: John L. Brooklier, 847-657-4104 or jbrooklier@itw.com